                                UNISYS CORPORATION
                   STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                    (UNAUDITED)
                            (Millions, except share data)
                                                  1999             1998
                                               -----------     -----------
Earnings per share computation - basic

Income before extraordinary item               $     150.5     $      93.8
Less dividends on preferred shares              (      1.9)    (      26.6)
                                               -----------     -----------
Income available to common stockholders
  before extraordinary item                          148.6            67.2
Extraordinary item                              (     12.1)
                                               -----------     -----------
Net income available to common stockholders    $     136.5     $      67.2
                                               ===========     ===========

Weighted average shares                        302,182,675     254,876,000
                                               ===========     ===========
Earnings per share - basic

Income before extraordinary item               $       .49     $       .26
Extraordinary item                                    (.04)
                                               -----------     -----------
Net income                                     $       .45     $       .26
                                               ===========     ===========

Earnings per share computation - diluted

Income available to common stockholders
  before extraordinary item                    $     148.6     $      67.2
Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible Notes
    due 2006, net of tax                                -               .4
                                               -----------     -----------
Income available to common stockholders
  before extraordinary item                          148.6            67.6
Extraordinary item                              (     12.1)
                                               -----------     -----------
Net income available to common stockholders    $     136.5     $      67.6
                                               ===========     ===========

Weighted average shares                        302,182,675     254,876,000
Plus incremental shares from assumed
  conversions
  Employee stock plans                          11,492,800      11,538,799
  8 1/4% Convertible Notes due 2006                     -        3,975,247
  Preferred Stock                                  866,000       1,349,954
                                               -----------     -----------
Adjusted weighted average shares               314,541,475     271,740,000
                                               ===========     ===========
Earnings per share - diluted

Income before extraordinary item               $       .47     $       .25
Extraordinary item                                    (.04)
                                               -----------     -----------
Net income                                     $       .43     $       .25
                                               ===========     ===========

The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

  Series A preferred stock                       3,895,078      47,448,144
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